PRESS RELEASE
FOR RELEASE NOVEMBER 13, 2013 AT 5:00 p.m.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER ENDED SEPTEMBER 30, 2013

Baltimore:   Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized a net loss of $91,100 for the quarter ended September 30, 2013, as compared to a net loss of $91,200 for the same quarter in 2012. This represented a loss per common share of $0.07 for the three months ended September 30, 2013 as compared to $0.06 per common share for the same period ended September 30, 2012. For the nine month period ended September 2013, net income of $76,800 was reported, as compared to net income of $63,300 for the same period in 2012.

 For the three months ended September 30, 2013, net interest income increased by $129,800, or 13.2%, from $986,700 for the three months ended September 30, 2012 to $1,116,500 for the three months ended September 30, 2013. The provision for loan losses decreased by $58,600, from $201,900 for the three months ended September 30, 2012 to $143,300 for the three months ended September 30, 2013. Non-interest income decreased $32,700, or 40.6%, for the three months ended September 30, 2013, from $80,700 for the three months ended September 30, 2012 to $48,000 for the three months ended September 30, 2013. This was primarily due to a decrease of $33,400 in the gain on sale of loans. Non-interest expense increased by $148,800, or 14.1%, for the three months ended September 30, 2013, from $1,058,600 for the three months ended September 30, 2012 to $1,207,400 for the three months ended September 30, 2013. The increase was primarily attributable to an increase in salaries and employee benefits expense of $54,900, an increase in legal fees of $21,200 and an increase in other general and administrative expenses of $36,000.

 For the nine months ended September 30, 2013, net interest income increased by $63,300, or 2.0%, from $3,212,200 for the nine months ended September 30, 2012 to $3,275,500 for the nine months ended September 30, 2013. The provision for loan losses decreased by $248,800, from $380,200 for the nine months ended September 30, 2012 to $131,400 for the nine months ended September 30, 2013. Non-interest income decreased $95,700, or 29.1%, for the nine months ended September 30, 2013, from $328,800 for the nine months ended September 30, 2012 to $233,100 for the nine months ended September 30, 2013. This was primarily due to a decrease of $70,800 in the gain on sale of investments. Non-interest expense increased by $198,100, or 6.3%, for the nine months ended September 30, 2013, from $3,153,500 for the nine months ended September 30, 2012 to $3,351,600 for the nine months ended September 30, 2013. The increase primarily was attributable to an increase in salaries and employee benefits expense of $30,600, or 1.85%, an increase in directors fees of $26,500, or 35.7%, and an increase in other general and administrative expenses of $111,300, or 32.8%, due mainly to a large increase in advertising expense.

At September 30, 2013, total assets decreased by $4.5 million to $165.2 million at September 30, 2013 from $169.7 million at December 31, 2012.  The decrease in assets for the nine months ended September 30, 2013 was due mainly to a $4.8 million decrease in cash and cash equivalents from $18.2 million at December 31, 2012 to $13.4 million at September 30, 2013.  Offsetting this was an increase of $1.4 million in loans receivable, net, from $114.2 million at December 31, 2012 to $115.6 million at September 30, 2013.

Non-accrual loans totaled $2.2 million at September 30, 2013 compared to $4.9 million at December 31, 2012.   Net loan recoveries amounted to $7,700 during the three months ended September 30, 2013, compared to net loan charge-offs of $56,900 during the three months ended September 30, 2012. As of September 30, 2013, non-accrual loans included three troubled debt restructured loans totaling $1.4 million, 11 owner occupied one-to-four family residential loans totaling $143,200, five non-owner occupied one-to-four family residential loans totaling $269,300 and four home equity lines of credit totaling $381,400.  As of December 31, 2012, non-accrual loans included six troubled debt restructured loans totaling $3.3 million, 21 one-to-four family residential loans totaling $1.5 million and  two home equity lines of credit totaling $92,100. The total decrease of $2.7 million in non-accrual loans is primarily due to three troubled debt restructured loans that had previously been on non-accrual status but are now accruing interest due to the borrowers abiding by the payment terms of the restructured loan for more than six months.

Other real estate owned totaled $2.0 million at September 30, 2013 compared to $1.7 million at December 31, 2012.  Other real estate owned at September 30, 2013 consisted of one luxury residential property that was a speculative construction loan totaling $1.7 million, one non-owner occupied property totaling $45,100, and one owner-occupied property totaling $221,400.  Other real estate owned at December 31, 2012 consisted of one luxury residential property that was a speculative construction loan totaling $1.6 million and one non-owner occupied property totaling $49,600.

The Company’s consolidated equity, all of which is tangible, was $27.4 million at September 30, 2013 compared to $29.3 million at December 31, 2012. The decrease was primarily due to the Company’s repurchase of 110,300 shares of its stock during the nine months ended September 30, 2013. The Bank remains well capitalized with a Tier 1 Leverage ratio, Tier 1 Risk-Based Capital ratio and Total Risk-Based Capital ratio of 14.40%, 25.84% and 27.10%, respectively, as compared to 14.02%, 24.70% and 25.95%, respectively for the same measures as of December 31, 2012.

Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

FRATERNITY COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	September 30, 2013	December 31, 2012
	(in thousands)	(in thousands)
ASSETS

Cash and due from banks	$1,106	$332
Interest-bearing deposits in other banks	12,251	17,846
Investment securities	24,236	26,221
Loans, net	115,650	114,248
Other real estate owned	1,983	1,660
Other assets	9,994	9,396
Total Assets	$165,220	$169,703

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$116,167	$118,981
Advances from the Federal Home Loan Bank	20,000	20,000
Advances by borrowers for taxes and insurance	837	706
Other liabilities	787	733
Total Liabilities	137,791	140,420
Stockholders' Equity	27,429	29,283
Total Liabilities & Stockholders' Equity	$165,220	$169,703

FRATERNITY COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Interest Income
Loans	$1,422	$1,374	$4,232	$4,286
Investment Securities	169	211	517	745
Other	9	9	33	35
Total Interest Income	1,600	1,594	4,782	5,066

Interest Expense
Deposits	328	441	1,051	1,348
Borrowings	156	166	456	506
Total Interest Expense	484	607	1,507	1,854

Net Interest Income	1,116	987	3,275	3,212

Provision for Loan Losses	143	202	131	380

Net Interest Income after Provision for Loan Losses	973	785	3,144	2,832

Noninterest Income	48	81	233	329
Noninterest Expense	1,207	1,059	3,351	3,154

Net Income Before Income Taxes	(186)	(193)	26	7

Income Tax Expense	(95)	(102)	(51)	(56)

Net Income	$(91)	$(91)	$77	$63